Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-93355 and 033-57435 of Westar Energy, Inc. on Form S-8 of our report dated June 27, 2005 appearing in the Annual Report on Form 11-K of the Westar Energy, Inc. Employees’   401(k) Savings Plan for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Kansas City, Missouri

June 27, 2005